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                       SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.



                             Phoenix Network, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                     0-17909                    84-0881154
    ----------------          ------------------------       ----------------
(State or other               (Commission File Number)       (I.R.S. Employer
jurisdiction of                                           Identification Number)
incorporation)

         13952 Denver West Parkway, Building 53, Golden, Colorado 80401
         --------------------------------------------------------------
              (Address of registrants principal executive offices)

                                  (303) 215-5500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      N/A
             ----------------------------------------------------
                  (Titles of all other classes of securities
                for which a duty to file reports under section
                            13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [x]   Rule 12g-4(a)(2)(ii)  [  ]  Rule 12h-3(b)(2)(i)  [  ]
Rule 12g-4(a)(1)(ii) [  ]  Rule 12h-3(b)(1)(i)   [  ]  Rule 12h-3(b)(2)(ii) [  ]
Rule 12g-4(a)(2)(i)  [  ]  Rule 12h-3(b)(1)(ii)  [  ]  Rule 15d-6           [  ]

Approximate number of holders of record as of the certification or notice date:
One (1)
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Phoenix Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    Phoenix Network, Inc.



April 1, 1998                       By: /s/ Marc B. Weisberg
                                       ---------------------
                                       Marc B. Weisberg
                                       Senior Vice President